Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Corporate Communications, Inc. (CCI)

941-792-1680

kevin.inda@cci-ir.com

H&E Equipment Services Reports Third Quarter 2013 Results

BATON ROUGE, Louisiana — (November 1, 2013) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the third quarter ended September 30, 2013.

THIRD QUARTER 2013 HIGHLIGHTS:

•	Revenues increased 32.2% to $270.4 million versus $204.5 million a year ago.

•	Net income was $14.0 million in the third quarter compared to $3.7 million a year ago. Net Income increased $3.1 million to $14.0 million compared to adjusted net income of $10.9 million a year ago.

•	Adjusted EBITDA increased 25.2% to $70.0 million from $55.9 million, yielding a margin of 25.9% of revenues compared to 27.3% a year ago. Margins were impacted by revenue mix with a significant increase in new equipment sales compared to a year ago.

•	Rental revenues increased 14.9%, or $11.6 million, to $89.4 million due to improved rates, a larger fleet compared to a year ago and strong demand.

•	New equipment sales increased 84.1%, or $41.2 million, to $90.2 million, largely due to higher crane and earthmoving sales.

•	Gross margin was 29.7% as compared to 32.7% a year ago. Rental gross margin increased to 49.6% compared to 48.9% a year ago.

•	Average time utilization (based on original equipment cost) was 72.3% compared to 72.9% a year ago and 71.0% in the second quarter of 2013. Average time utilization (based on units available for rent) was 66.6% compared to 68.9% last year and 66.3% last quarter.

•	Average rental rates increased 5.2% compared to a year ago and improved 0.7% compared to the second quarter of this year.

•	Dollar utilization was consistent with the prior year at 36.7%.

•	Average rental fleet age at September 30, 2013 was 35.0 months, down from 35.9 months at the end of the last quarter and younger than the industry average age of 45 months.

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H&E Equipment Services Reports Third Quarter 2013 Results

November 1, 2013

John Engquist, H&E Equipment Services’ chief executive officer, said, “Our business performed exceptionally well during the third quarter as a result of our continued focus on solid execution, capitalizing on market cycle expansion and strong industrial market penetration. Total revenues increased significantly, up 32.2% from a year ago, primarily due to ongoing strength in our rental and new equipment businesses. Rental revenues grew 14.9% on rates that were 5.2% higher than a year ago and on a significantly larger fleet than a year ago. New and used equipment sales increased 84.1% and 47.2%, respectively, which we believe affirms a healthier economy and general construction market.”

Engquist concluded, “We believe the positive trends that we are seeing in our business will continue through the balance of this year and into 2014, where we anticipate additional fleet growth and market expansion in our industrial markets, where we believe there will be continued high demand, and in the commercial construction sector, where we believe there will be expanding opportunities.”

FINANCIAL DISCUSSION FOR THIRD QUARTER 2013:

Revenue

Total revenues increased 32.2% to $270.4 million from $204.5 million in the third quarter of 2012. Equipment rental revenues increased 14.9% to $89.4 million compared with $77.8 million in the third quarter of 2012. New equipment sales increased 84.1% to $90.2 million from $49.0 million in the third quarter of 2012. Used equipment sales increased 47.2% to $36.8 million compared to $25.0 million in the third quarter of 2012. Parts sales increased 2.0% to $26.6 million from $26.1 million in the third quarter of 2012. Service revenues decreased 4.9% to $13.7 million compared to $14.4 million a year ago.

Gross Profit

Gross profit increased 20.0% to $80.3 million from $66.9 million in the third quarter of 2012. Gross margin was 29.7% for the quarter ended September 30, 2013, compared to gross margin of 32.7% for the quarter ended September 30, 2012.

On a segment basis, third quarter 2013 gross margin on rentals was 49.6% in this quarter compared to 48.9% in the third quarter of 2012 due to higher average rental rates on new contracts in the period, strong fleet utilization and lower rental expenses as a percentage of equipment rental revenues. On average, rental rates increased 5.2% as compared to the third quarter of 2012. Time utilization (based on original equipment cost) was 72.3% in the third quarter of 2013 and 72.9% a year ago.

Gross margin on new equipment sales was 10.6% compared to 11.5% in the third quarter a year ago. Gross margin on used equipment sales was 26.3% compared to 26.4% a year ago. Gross margin on parts sales was 28.0% in this quarter and 26.7% a year ago. Gross margin on service revenues was 64.0% compared to 61.1% in the prior year.

Rental Fleet

At the end of the third quarter of 2013, the original acquisition cost of the Company’s rental fleet was $978.9 million, an increase of $107.9 million from $871.0 million at the end of the third quarter of 2012 and an increase of $95.9 million from $883.0 million at the end of 2012. Dollar utilization was 36.7% consistent with the third quarter of 2012.

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H&E Equipment Services Reports Third Quarter 2013 Results

November 1, 2013

Selling, General and Administrative Expenses

SG&A expenses for the third quarter of 2013 were $47.0 million compared with $42.4 million last year, a $4.6 million, or 10.8%, increase. For the third quarter of 2013, SG&A expenses as a percentage of total revenues were 17.4% compared to 20.7% a year ago.

Income from Operations

Income from operations for the third quarter of 2013 was $33.9 million, or 12.6% of revenues, compared with $25.0 million, or 12.2% of revenues, a year ago.

Interest Expense

Interest expense for the third quarter of 2013 was $13.2 million compared to $9.8 million in the third quarter of 2012.

Net Income and Adjusted Net Income

Net income for the third quarter of 2013 was $14.0 million, or $0.40 per diluted share, compared to net income of $3.7 million, or $0.11 per diluted share, a year ago. A year ago, adjusted net income was $10.9 million, or $0.31 per diluted share. The effective income tax rate was 33.5% compared to 29.7% a year ago.

EBITDA and Adjusted EBITDA

EBITDA for the third quarter of 2013 increased 53.0% to $70.0 million compared to $45.7 million a year ago and increased 25.2% compared to Adjusted EBITDA of $55.9 million a year ago. EBITDA, as a percentage of revenues, was 25.9% compared to 22.4% a year ago. Adjusted EBITDA, as a percentage of revenues, was 25.9% compared with 27.3% in the third quarter of 2012.

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (EBITDA, Adjusted EBITDA and Adjusted Net Income). Please refer to our Current Report on Form 8-K for a description of these measures and a discussion of our use of these measures. EBITDA, Adjusted EBITDA, and Adjusted Net Income as calculated by the Company, are not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss third quarter results today, November 1, 2013, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 719-325-2180 approximately 10 minutes prior to the start of the call. A telephonic replay will be available after 1:00 p.m. (Eastern Time) on November 1, 2013, and will continue through November 16, 2013, by dialing 719-457-0820 and entering confirmation code 6761373.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com on November 1, 2013, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

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H&E Equipment Services Reports Third Quarter 2013 Results

November 1, 2013

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 68 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America as well as the depth and duration of the macroeconomic downturn related to decreases in construction and industrial activities, and the impact of conditions of the global credit markets and their effect on construction spending activity and the economy in general; (2) relationships with equipment suppliers; (3) increased maintenance and repair costs as we age our fleet and decreases in our equipments’ residual value; (4) our indebtedness; (5) the risks associated with the expansion of our business; (6) our possible inability to effectively integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

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H&E Equipment Services Reports Third Quarter 2013 Results

November 1, 2013

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Equipment rentals	$89,420	$77,808	$248,518	$207,941
New equipment sales	90,220	49,009	216,979	154,710
Used equipment sales	36,779	24,990	103,589	75,100
Parts sales	26,571	26,058	77,971	74,161
Service revenues	13,729	14,436	42,050	41,615
Other	13,730	12,208	39,070	33,671

Total revenues	270,449	204,509	728,177	587,198
Cost of revenues:
Rental depreciation	31,527	27,150	89,679	74,727
Rental expense	13,550	12,579	41,401	36,375
New equipment sales	80,659	43,367	193,453	136,945
Used equipment sales	27,086	18,399	74,006	53,426
Parts sales	19,123	19,092	56,660	53,826
Service revenues	4,943	5,615	15,743	15,907
Other	13,261	11,384	37,043	32,183

Total cost of revenues	190,149	137,586	507,985	403,389

Gross profit	80,300	66,923	220,192	183,809
Selling, general, and administrative expenses	46,977	42,402	140,347	124,504
Gain on sales of property and equipment, net	609	514	1,715	1,478

Income from operations	33,932	25,035	81,560	60,783
Loss on early extinguishment of debt	—	(10,180)	—	(10,180)
Interest expense	(13,193)	(9,825)	(38,550)	(23,668)
Other income, net	237	243	945	751

Income before provision for income taxes	20,976	5,273	43,955	27,686
Provision for income taxes	7,023	1,564	14,416	9,554

Net income	$13,953	$3,709	$29,539	$18,132

NET INCOME PER SHARE
Basic – Net income per share	$0.40	$0.11	$0.84	$0.52

Basic – Weighted average number of common shares outstanding	35,099	34,958	35,022	34,867

Diluted – Net income per share	$0.40	$0.11	$0.84	$0.52

Diluted – Weighted average number of common shares outstanding	35,169	34,974	35,130	34,963

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H&E Equipment Services Reports Third Quarter 2013 Results

November 1, 2013

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	September 30,	December 31,
	2013	2012
Cash	$6,666	$8,894
Rental equipment, net	672,057	583,349
Total assets	1,075,021	942,399
Total debt (1)	767,401	690,166
Total liabilities	995,239	893,763
Stockholders’ equity	79,782	48,636
Total liabilities and stockholders’ equity	$1,075,021	$942,399

(1)	Total debt consists of the amounts outstanding on the senior secured credit facility, capital lease obligations and the aggregate amounts outstanding on the senior unsecured notes.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net income	$13,953	$3,709	$29,539	$18,132
Interest expense	13,193	9,825	38,550	23,668
Provision for income taxes	7,023	1,564	14,416	9,554
Depreciation	35,805	30,609	102,034	84,724
Amortization of intangibles	—	16	—	66

EBITDA	$69,974	$45,723	$184,539	$136,144
Loss on early extinguishment of debt	—	10,180	—	10,180

Adjusted EBITDA	$69,974	$55,903	$184,539	$146,324

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H&E Equipment Services Reports Third Quarter 2013 Results

November 1, 2013

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands, except per share amounts)

	Three Months Ended September 30, 2012
	As Reported	Adjustment (1)	Adjusted
Income before provision for income taxes	$5,273	$10,180	$15,453
Provision for income taxes	1,564	3,019	4,583

Net income	$3,709	$7,161	$10,870

NET INCOME PER SHARE
Basic – Net income per share	$0.11		$0.31

Diluted – Net income per share	$0.11		$0.31

Weighted average number of common shares outstanding
Basic	34,958		34,958

Diluted	34,974		34,974

	Nine Months Ended September 30, 2012
	As Reported	Adjustment (1)	Adjusted
Income before provision for income taxes	$27,686	$10,180	$37,866
Provision for income taxes	9,554	3,512	13,066

Net income	$18,132	$6,668	$24,800

NET INCOME PER SHARE
Basic – Net income per share	$0.52		$0.71

Diluted – Net income per share	$0.52		$0.71

Weighted average number of common shares outstanding
Basic	34,867		34,867

Diluted	34,963		34,963

(1)	Adjustment includes premium paid to repurchase or redeem the Company’s 8 3/8% senior unsecured notes and the write-off of unamortized deferred transaction costs in the prior three and nine month periods ended September 30, 2012.

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